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                                                                 EXHIBIT 10.22


                              EMPLOYMENT AGREEMENT

         This Agreement is made as of January 1, 1998, between BISCAYNE APPAREL INC., a Florida corporation (the "COMPANY"), and Peter Vandenberg, Jr. (the "EXECUTIVE").

         NOW THEREFORE, in consideration of (a) the Executive's employment and continued employment with the Company, (b) the compensation paid to the Executive for his services hereunder and the benefits provided to the Executive in connection therewith, (c) the use by the Executive of the facilities and other resources of the Company, (d) the opportunity provided by the Company to the Executive to acquire or use information relating to or based on the business of the Company, and (e) the opportunity provided by the Company to the Executive to acquire shares of its capital stock, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. INTERPRETATION OF THIS AGREEMENT.

                  (a) TERMS DEFINED. As used herein, the following terms when used in this Agreement have the meanings set forth below:

                  "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

                  "BASE SALARY" shall have the meaning given to it under
Section 2(b) of this Agreement.

                  "BOARD" means the Board of Directors of the Company.

                  "BONUS YEAR" shall have the meaning given to it in Section 2(e) of this Agreement.

                  "CAUSE" means (i) the commission of any act by the Executive constituting a material financial dishonesty against the Company or its Affiliates, (ii) the conviction of the Executive of a felony, (iii) any breach by the Executive of any of the material terms of this Agreement (including without limitation Sections 3, 4, 5, and 6 hereof) that is not cured





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within 30 days of written notice by the Company to the Executive, or (iv)
grossly negligent conduct by the Executive which the Board in good faith determines could reasonably be expected to have a material adverse effect on the business, assets, results of operations, financial condition or prospects of the Company or its Subsidiaries and that is not cured within 30 days of written notice by the Company to the Executive.

                  "CHANGE OF CONTROL" means that designees of Trivest, Inc., a Delaware corporation, shall cease to constitute a majority of the members of the Board of Directors of the Company or the majority of the Company's common stock or substantially all of its assets are sold or liquidated. As of the date hereof, each of the members of the Company's Board of Directors shall be deemed to be a designee of Trivest, Inc.

                  "COMPANY" has the meaning given to it in the first sentence of this Agreement.

                  "COMPANY INFORMATION" means Confidential Information and Trade Secrets.

                  "CONFIDENTIAL INFORMATION" means confidential data and confidential information relating to the business of the Company and/or its Affiliates (which does not rise to the status of a Trade Secret under applicable law) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through his employment with the Company and which has value to the Company and/or its Affiliates and is not generally known to the competitors of the Company and/or its Affiliates. Confidential Information shall not include any data or information that (i) has been voluntarily disclosed to the general public by the Company or its Affiliates, (ii) has been independently developed and disclosed to the general public by others, or (iii) otherwise entered the public domain through lawful means.

                  "DISABILITY" means the Executive's inability to perform his normal duties for any 90 consecutive calendar day period or any 90 business days (whether or not consecutive) during any 365 calendar day period.

                  "DISPOSITION INCENTIVE COMPENSATION" shall have the meaning given to it in Section 2 (f) of this Agreement.




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                  "EMPLOYMENT PERIOD" shall have the meaning given to it in
Section 2(a) hereof.

                  "EMPLOYMENT YEAR" means each calendar year during the Employment Period beginning on January 1.

                  "EXECUTIVE" shall have the meaning given to it in the first sentence of this Agreement.

                  "GOOD REASON" means (i) the assignment to the Executive of any duties which, taken as a whole, are materially inconsistent with the position of President, COO and CFO of the Company (excluding an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company after receipt of written notice from the Executive setting forth in reasonable detail a description thereof), (ii) a reduction in the Executive's Base Salary, or (iii) a requirement that the Executive be based at any location other than the New York/New Jersey metropolitan area.

                  "INCENTIVE COMPENSATION" shall have the meaning given to it in Section 2(e) of this Agreement.

                  "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a government entity (or any department, agency or political subdivision thereof).

                  "SPECIAL BENEFIT PAYMENT" shall have the meaning given to it in Section 2(b)(vi) of this Agreement.

                  "STOCK OPTION PLAN" means the Biscayne Apparel, Inc. 1997 Stock Option Plan, as the same may be amended from time to time.

                  "SUBSIDIARY" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns, directly or indirectly, a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.





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                  "TRADE SECRETS" means information of the Company and its
Subsidiaries including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

                  (b) INTERPRETATION. The words "HEREIN", "HEREUNDER" and other words of similar import refer to this Agreement as a whole, as the same from time to time may be amended or supplemented and not any particular section, paragraph, subparagraph or clause contained in this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and the pronouns stated in masculine, feminine or neuter gender shall include the masculine, feminine and the neuter.

        2. EMPLOYMENT.

                  (a) DURATION. The Company agrees to employ the Executive and the Executive accepts such employment for the period (the "EMPLOYMENT PERIOD") beginning on the date hereof and ending upon the first to occur of (i) December 31, 1999 (the period from January 1, 1998 to December 31, 1999 being the "Initial Term"), (ii) the Executive's voluntary resignation, (iii) the date on which the Executive is terminated for Cause, (iv) the date on which the Board determines in its absolute discretion that the Executive's employment with the Company is no longer, in the best interest of the Company (termination pursuant to this clause (iv) is sometimes referred to in this Agreement as "TERMINATION WITHOUT CAUSE"), (v) the Executive's death, (vi) the Executive's Disability, or
(vii) if a Change of Control has occurred and the Executive terminates his employment within 30 days after such event, or if the Executive terminates his employment for Good Reason within 30 days after such event. The Executive agrees to give the Board at least 30 days prior written notice of his resignation for any reason other than Good Reason and he agrees to give the Board 15 days prior written notice of his resignation for Good Reason. Notwithstanding any provision of this Agreement to the contrary, the Company shall not have the right to terminate the Executive's employment hereunder without Cause at any time prior to December 31, 1998.





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                  (b) SALARY AND BENEFITS. During the Employment Period, the
Company will pay the Executive a base salary at the rate set forth below (the "BASE SALARY"), payable in installments consistent with the Company's normal payroll schedule, subject to applicable withholding and other taxes:

              January 1, 1998   - December 31, 1998       $250,000
              January 1, 1999   - December 31, 1999        275,000

The Executive's Base Salary for any partial year during the Employment Period will be prorated based upon the number of days elapsed in such year. In addition to the salary payable to Executive pursuant to this Section 2(b), the Executive will be entitled to the following benefits during the Employment
Period:

                           (i) The Executive will be entitled to participate in
all medical and hospitalization plans, group life insurance plans, long-term disability insurance plans, deferred compensation plans, dental plans, and any and all other fringe benefit plans as are presently and hereafter provided by the Company to its executives.

                           (ii) The Executive will be entitled to timely
reimbursement for reasonable business expenses incurred by the Executive, upon submission of appropriate substantiation by the Executive.

                           (iii) The Executive will be entitled to at least
four weeks of vacation each year with salary in accordance with the Company's prevailing policy for its executives; PROVIDED, HOWEVER, that in no event may a vacation be taken at a time when to do so could, in the reasonable judgment of the Company's Chairman and CEO, adversely affect the business of the Company.

                           (iv) During the term of this Agreement, the Company
shall continue to provide the Executive with the automobile presently provided to the Executive, together with insurance and operating expenses thereof.

                           (v) The Company shall furnish the Executive with an
office, secretarial help and other facilities and services suitable to his position and adequate for the performance of his duties hereunder.





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                           (vi) The Company shall pay the Executive an annual
lump sum amount of 10% of his base salary, or $25,000 for 1998 and $27,500 for 1999, (subject to applicable withholding and other taxes), which amount shall be paid in equal quarterly installments, in advance, commencing on January 1, 1998 and continuing on the first day of each April, July and October thereafter during the Employment Period (the "SPECIAL BENEFIT PAYMENT").

                  (c) SERVICES. During the Employment Period, the Executive will serve as the President, COO and CFO of the Company and will render such services of an executive and administrative character to the Company as the Board or the Company's Chairman and CEO may reasonably from time to time direct. The Executive will devote his best efforts and his full business time and attention (except for vacation periods and reasonable periods of illness or other incapacity) to the business of the Company.

                  (d) SEVERANCE PAY.  In the event that

                           (i) this Agreement is not renewed by the Board, for a term of at least one year, upon expiration of the Initial Term or any renewal term hereof, or in the event that the Executive's employment is terminated without Cause pursuant to Section 2(a)(iv) above or as a result of the Executive's Disability, or by the Executive for Good Reason or following a Change of Control pursuant to Section 2(a)(vii) above, or

                           (ii)     in the event that the Executive's
                                    employment terminates as a result of the Executive's death,

the Company will pay to the Executive all amounts due to the Executive as Base Salary pursuant to Section 2(b) above for a period of one year following the date on which the Executive's employment is so terminated, such date being the "Effective Termination Date". Any such severance pay shall be payable in installments on the payment dates on which such Base Salary would have been paid if the Employment Period had continued for such one year period. In





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addition, the Company will pay to the Executive an amount equal to the Special
Benefit Payment that would have otherwise been payable to him pursuant to
Section 2(b)(vi) above from the Effective Termination Date and continuing for one year thereafter. In addition, during the one year period commencing on the Effective Termination Date, the Company will use commercially reasonable efforts to cause the Executive, his spouse and dependents to be provided with dental, medical, hospitalization, group term life insurance, long-term disability insurance and any other health benefits and coverage in amounts and on terms no less favorable than provided immediately prior to the Effective Termination Date, and in all other respects shall use all reasonable efforts to cause the Executive to be treated in a manner that will cause him to remain eligible for said coverage through and until the expiration of one year from the Effective Termination Date at no cost to him (subject, however, to (x) any applicable deductibles, (y) current co-payment charges, and (z) the current employee portion of premium charges, if applicable). The Executive shall be entitled to the use of the automobile presently provided by the Company, together with insurance and operating expenses thereof, for one year from the Effective Termination Date. Following termination of the Executive's employment as contemplated in this section 2(d) (other than by reason of the Executive's death), the Company shall reimburse the Executive for up to $25,000 of his expenses for the use of outplacement consulting, secretarial and temporary office services. Except as otherwise provided in Section 2(e) hereof, the Company will have no further obligation to the Executive. If the Executive commences full or part-time employment subsequent to the Effective Termination Date, but within one year of the Effective Termination Date, all payments of salary, benefits and the Special Benefit per this Section 2(d) and "Full Incentive Compensation", as defined in Section 2(e), previously paid or payable to the Executive subsequent to the Effective Termination Date shall be pro-rated to the commencement of such subsequent employment, and all further payments thereof shall be reduced by the amount of the Executive's part-time earnings and shall cease upon the commencement of such full-time employment.

                  (e) INCENTIVE COMPENSATION. The Executive shall be entitled to receive such Incentive Compensation, if any with respect to each of the Company's fiscal years ending December 31, 1998 and 1999 (a "BONUS YEAR") as




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shall be determined annually at the discretion of the Board. For purposes of this Agreement, the amount of Incentive Compensation payable with respect to any Bonus Year (net of any tax or other amount properly withheld therefrom) shall be paid by the Company to the Executive within 75 days after the end of such Bonus Year. Notwithstanding the foregoing, if the Executive's employment hereunder is terminated during any Bonus Year pursuant to Section 2(d)(i) or
(ii) herein, then notwithstanding the fact that the Executive is not employed by the Company through the end of the Bonus Year in which such termination occurs, the Executive shall be entitled to receive an amount equal to the Incentive Compensation paid to the Executive for the calendar year immediately preceding the year in which the Executive's employment is terminated, prorated based upon the number of days elapsed in such year through the Effective Termination Date. The Executive shall also be entitled to receive an amount equal to the full Incentive Compensation (the "Full Incentive Compensation") paid to the Executive for the calendar year immediately preceding the year of the Effective Termination Date. Any such Incentive Compensation payable due to termination, as noted herein, shall be paid to the Executive within 75 days of the Effective Termination Date, net of any tax or other amount properly withheld therefrom.

                  (f) DISPOSITION INCENTIVE COMPENSATION. Upon the disposition of or liquidation of the majority of the common stock or the assets of one or more of the Company's subsidiaries during the term of this Agreement (or within 18 months following an Effective Termination Date), the Executive shall be entitled to receive Disposition Incentive Compensation, as follows:

                  Entity, for which the majority              Disposition
                  of its common stock or assets                Incentive
                  are disposed of or liquidated               Compensation
                  ------------------------------              ------------
                  .  M&L International, Inc.                  $125,000
                  .  Mackintosh of New England                $125,000
                  .  Varon Division of Biscayne Apparel
                     International, Inc.                      $125,000

If none of the majority of the above subsidiaries' common stock or assets are disposed of or liquidated AND the majority of the Company's common stock or assets are disposed or liquidated during the term of this Agreement (or within 18 months following an Effective Termination Date), the Executive shall be entitled to $375,000. In no event shall the Executive be entitled to more than $375,000 of Disposition Incentive Compensation. Payment of any or all such earned Disposition Incentive Compensation amounts shall be made to the Executive on the closing date of each such respective transaction.




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         3. NONDISCLOSURE. While employed by the Company and during the periods described in the last sentence of this Section 3 the Executive (a) will receive and hold all Company Information in trust and in strictest confidence, (b) will take reasonable steps to protect the Company Information from disclosure and will in no event take any action causing, or fail to take any action reasonably necessary to prevent, any Company Information to lose its character as Company Information, and (c) except as required by the Executive's duties in the course of his employment by the Company, will not, directly or indirectly, use, disseminate or otherwise disclose any Company Information to any third party without the prior written consent of the Company's Chief Executive Officer, which may be withheld in such officer's absolute discretion. The provisions of this Section 3 shall survive the termination of the Executive's employment (i) for a period of two years with respect to Confidential Information, and (ii) with respect to Trade Secrets, for so long as any such information qualifies as a Trade Secret under applicable law.

         4. BOOKS AND RECORDS. All books, records, reports, writings, notes, notebooks, computer programs, sketches, drawings, blueprints, prototypes, formulas, photographs, negatives, models, equipment, chemicals, reproductions, proposals, flow sheets, supply contracts, customer lists and other documents and/or things relating in any specific manner to the business of the Company and its Affiliates (including but not limited to any of the same embodying or relating to any Confidential Information or Trade Secrets), whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of the Company and shall not be copied, duplicated, replicated, transformed, modified or removed from the premises of the Company except pursuant to the business of the Company and its Affiliates and shall be returned immediately to the Company upon the Company's request at any time.





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         5. INVENTIONS AND PATENTS. The Executive agrees that all inventions, innovations or improvements in the Company's method of conducting its business (including new contributions, improvements, ideas and discoveries, whether patentable or not) conceived or made by him during his employment with the Company belong to the Company. The Executive will promptly disclose such inventions, innovations or improvements to the Board and perform all actions reasonably requested by the Board to establish and confirm such ownership.

         6. OTHER BUSINESSES. During the Employment Period, the Executive agrees that he will not, except with the express written consent of the Board, become engaged in, render services for, or permit his name to be used in connection with, any business other than the business of the Company and its Subsidiaries and Affiliates, including Trivest, Inc.

         7. NOTICES. Any notice provided for in this Agreement must be in writing and must be either personally delivered, or mailed by certified or registered mail, return receipt requested, postage prepaid to the recipient at the address below indicated:

                  To the Company:

                  Biscayne Apparel, Inc.
                  c/o Trivest, Inc.
                  2665 South Bayshore Drive, Suite 800
                  Miami, Florida 33133
                  Attention:  Peter W. Klein, Esq.

                  To the Executive:

                  Peter Vandenberg, Jr.
                  c/o Biscayne Apparel, Inc.
                  1373 Broad Street
                  Clifton, New Jersey  07013
                  Attention:  Peter Vandenberg, Jr., President, COO and CFO

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or mailed.





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         8. SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

         9. COMPLETE AGREEMENT. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

         10. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Any telecopied signature shall be deemed a manually executed and delivered original.

         11. SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive and the Company, the Company's successors and assigns and, in the case of the Executive, his heirs and personal representatives.

         12. REMEDIES. The Company and the Executive shall be entitled to enforce its or his rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its or his favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company or the Executive may in their sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.





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         13. DAMAGES. Nothing contained herein shall be construed to prevent any party hereto from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or for the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable costs, fees (including reasonable attorneys' fees) and expenses of the other party.

         14. CHOICE OF LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Florida without regard to conflicts of laws, principles thereof and all questions concerning the validity and construction hereof shall be determined in accordance with the laws of said state. Each party hereby irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in the County of Bergen, New Jersey, in any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agrees, on behalf of himself or itself and on behalf of such party's successor's and assigns, that all claims in respect of such action or proceeding may be heard and determined in any such court and irrevocably waives any objection such person may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. The parties further agree that the mailing by certified or registered mail, return receipt requested, to the addresses specified for notice in this Agreement, of any process or summons required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by statute or rule of court. In the event that an action or proceeding arising out of or relating to this Agreement shall be commenced in a court described in the second sentence of this Section 14 and such court, by a final and nonappealable order, shall refuse to exercise IN PERSONAM jurisdiction over the Company or the Executive, as the case may be, then the parties hereto shall not be precluded from litigating such action or proceeding in any other court of competent jurisdiction.

         15. WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, THE RELATED DOCUMENTS OR THE RELATIONSHIP ESTABLISHED HEREUNDER.





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         16. AMENDMENTS AND WAIVERS. No provision of this Agreement may be amended or waived without the prior written consent of the parties hereto.

         17. BUSINESS DAYS. Whenever the terms of Agreement call for the performance of a specific act on a specified date, which date falls on a Saturday, Sunday or legal holiday, the date for the performance of such act shall be postponed to the next succeeding regular business day following such Saturday, Sunday or legal holiday.

         18. NO THIRD PARTY BENEFICIARY. Except for the parties to this Agreement, the Company's successors and assigns, and in the case of the Executive, his heirs and personal representatives, nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any person any rights or remedies under or by reason of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.




                                          -------------------------------------
                                                  Peter Vandenberg, Jr.




                                          BISCAYNE APPAREL, INC.



                                          By:
                                              ---------------------------------
                                                 Earl W. Powell
                                                 Chairman and CEO




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